Exhibit 99.2

TIPPINGPOINT TECHNOLOGIES, INC.
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	2

Balance Sheets as of January 31, 2004 and January 31, 2003	3

Statements of Operations for the years ended January 31, 2004 and 2003, the month ended January 31, 2002 and the year ended December 31, 2001	4

Statements of Stockholders’ Equity for the years ended January 31, 2004 and 2003, the month ended January 31, 2002 and the year ended December 31, 2001	5

Statements of Cash Flows for the years ended January 31, 2004 and 2003, the month ended January 31, 2002 and the year ended December 31, 2001	6

Notes to Financial Statements	7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

TippingPoint Technologies, Inc.:

We have audited the accompanying balance sheets of TippingPoint Technologies, Inc. as of January 31, 2004 and 2003 and the related statements of operations, stockholders’ equity and cash flows for the years ended January 31, 2004 and 2003, the month ended January 31, 2002 and the year ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TippingPoint Technologies, Inc. as of January 31, 2004 and 2003, and the results of its operations and its cash flows for the years ended January 31, 2004 and 2003, the month ended January 31, 2002 and the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Austin, Texas
April 2, 2004

TIPPINGPOINT TECHNOLOGIES, INC.

BALANCE SHEETS

	January 31, 2004	January 31, 2003

ASSETS

Current assets:
Cash and cash equivalents	$33,153,764	$21,085,900
Short-term investments	—	6,064,596
Accounts receivable	1,822,213	—
Inventory	2,485,117	1,138,568
Prepaid expenses and other current assets	2,243,409	862,086

Total current assets	39,704,503	29,151,150

Property and equipment, net	2,221,837	4,499,445
Other	1,446,936	1,896,642

	$43,373,276	$35,547,237

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$582,283	$418,578
Trade accounts payable	2,031,785	881,481
Deferred revenue	811,969	242,297
Accrued liabilities	2,878,450	4,338,256

Total current liabilities	6,304,487	5,880,612

Long-term debt	420,583	612,316
Other liabilities	216,730	369,730

Total liabilities	6,941,800	6,862,658

Commitments and Contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 250,000,000 shares authorized; 7,335,933 and 5,250,000 shares issued and outstanding as of January 31, 2004 and 2003, respectively	73,359	52,500
Additional paid-in capital	347,950,650	314,476,579
Deferred stock-based compensation	(10,133,031)	(636,125)
Stockholder notes receivable	(652,800)	(652,800)
Accumulated other comprehensive income	—	3,750
Accumulated deficit	(300,806,702)	(284,559,325)

Total stockholders’ equity	36,431,476	28,684,579

	$43,373,276	$35,547,237

See accompanying notes to financial statements.

TIPPINGPOINT TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	Year ended January 31, 2004	Year ended January 31, 2003	Month ended January 31, 2002	Year ended December 31, 2001

Revenues	$5,771,226	$—	$—	$—
Cost of revenues	2,655,335	—	—	—

Gross margin	3,115,891	—	—	—

Operating expenses:
Research and development (1)	9,316,615	16,205,927	1,418,870	12,741,103
Sales and marketing (1)	7,386,935	3,611,435	110,398	548,269
General and administrative (1)	2,981,775	4,423,767	350,086	6,302,538
Amortization of employee deferred stock-based compensation	1,060,150	688,677	76,720	918,828
Writedown of fixed assets	203,298	328,833	—	937,208

Total operating expenses	20,948,773	25,258,639	1,956,074	21,447,946

Operating loss	(17,832,882)	(25,258,639)	(1,956,074)	(21,447,946)

Interest income, net	327,748	630,825	76,378	2,629,422

Loss from continuing operations	(17,505,134)	(24,627,814)	(1,879,696)	(18,818,524)

Income (loss) from discontinued operations	1,257,757	(813,033)	—	(8,837,906)

Net loss	$(16,247,377)	$(25,440,847)	$(1,879,696)	$(27,656,430)

Per share data:
Net basic and diluted loss from continuing operations per common share	$(3.04)	$(5.54)	$(0.46)	$(4.65)
Net basic and diluted income (loss) from discontinued operations per common share	0.22	(0.18)	—	(2.19)

Net basic and diluted loss per common share	$(2.82)	$(5.72)	$(0.46)	$(6.84)
Weighted basic and diluted average common shares outstanding	5,755,348	4,450,557	4,049,355	4,042,923

(1)                                  Amounts exclude amortization of deferred stock-based compensation as follows:

	Year Ended January 31, 2004	Year Ended January 31, 2003	Month Ended January 31, 2002	Year Ended December 31, 2001

Research and development	$330,075	$447,767	$55,377	$619,450
Sales and marketing	295,515	57,522	2,326	239
General and administrative	434,560	183,388	19,017	299,139

TOTAL	$1,060,150	$688,677	$76,720	$918,828

See accompanying notes to financial statements.

TIPPINGPOINT TECHNOLOGIES, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional	Deferred stock-based	Stockholder notes	Other comprehensive	Accumulated	Total stockholders’
	Shares	Amount	paid-in capital	compensation	receivable	income (loss)	deficit	equity

Balance as December 31, 2000	4,032,985	$40,330	$311,873,513	$(10,081,501)	$(652,800)	$(582,100)	$(229,582,352)	$71,015,090
Issuance of common stock	5,180	51	33,096	—	—	—	—	33,147
Exercise of common stock options	7,875	79	32,605	—	—	—	—	32,684
Deferred stock-based compensation	—	—	672,580	(672,580)	—	—	—	—
Amortization of deferred stock-based compensation	—	—	—	918,830	—	—	—	918,830
Forfeitures due to employee terminations	—	—	(7,832,736)	7,832,736	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	(27,656,430)	(27,656,430)
Unrealized investment gain	—	—	—	—	—	587,429	—	587,429

Total comprehensive loss	—	—	—	—	—	—	—	(27,069,001)

Balances at December 31, 2001	4,046,040	40,460	304,779,058	(2,002,515)	(652,800)	5,329	(257,238,782)	44,930,750

Issuance of common stock	3,601	36	17,870	—	—	—	—	17,906
Amortization of deferred stock-based compensation	—	—	—	76,720	—	—	—	76,720
Comprehensive loss:
Net loss	—	—	—	—	—	—	(1,879,696)	(1,879,696)
Unrealized investment loss	—	—	—	—	—	(5,538)	—	(5,538)

Total comprehensive loss	—	—	—	—	—	—	—	(1,885,234)

Balances at January 31, 2002	4,049,641	40,496	304,796,928	(1,925,795)	(652,800)	(209)	(259,118,478)	43,140,142

Issuance of common stock	1,184,725	11,848	10,108,545	—	—	—	—	10,120,393
Exercise of common stock options	15,634	156	67,012	—	—	—	—	67,168
Stock-based compensation issued to nonemployees	—	—	105,087	—	—	—	—	105,087
Amortization of deferred stock-based compensation	—	—	—	688,677	—	—	—	688,677
Forfeitures due to employee terminations	—	—	(600,993)	600,993	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	(25,440,847)	(25,440,847)
Unrealized investment gain	—	—	—	—	—	3,959		3,959

Total comprehensive loss	—	—	—	—	—	—	—	(25,436,888)

Balances at January 31, 2003	5,250,000	52,500	314,476,579	(636,125)	(652,800)	3,750	(284,559,325)	28,684,579

Issuance of common stock	2,038,068	20,381	22,547,529	—	—	—	—	22,567,910
Exercise of common stock options	47,865	478	310,334	—	—	—	—	310,812
Deferred stock-based compensation	—	—	10,681,898	(10,681,898)	—	—	—	—
Stock-based compensation issued to nonemployees	—	—	59,152	—	—	—	—	59,152
Amortization of deferred stock-based compensation	—	—	—	1,060,150	—	—	—	1,060,150
Forfeitures due to employee terminations	—	—	(124,842)	124,842	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	(16,247,377)	(16,247,377)
Unrealized investment loss	—	—	—	—	—	(3,750)	—	(3,750)

Total comprehensive loss	—	—	—	—	—	—	—	(16,251,127)

Balances at January 31, 2004	7,335,933	$73,359	$347,950,650	$(10,133,031)	$(652,800)	$—	$(300,806,702)	$36,431,476

See accompanying notes to financial statements.

TIPPINGPOINT TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

	Year ended January 31, 2004	Year ended January 31, 2003	Month ended January 31, 2002	Year ended December 31, 2001

Cash flows from continuing operating activities:
Loss from continuing operations	$(17,505,134)	$(24,627,814)	$(1,879,696)	$(18,818,524)
Adjustments to reconcile loss from continuing operations to net cash used in continuing operating activities:
Depreciation and amortization	2,709,022	3,564,037	197,888	2,936,148
Accretion of investment securities	(3,750)	(103,792)	(24,965)	(1,989,804)
Stock-based compensation expense	1,119,441	793,764	76,720	935,834
Inventory writedown	362,605	—	—	—
Writedown of fixed assets	203,298	328,833	—	966,048
Changes in operating assets and liabilities:
Accounts receivable	(1,822,213)	—	—	—
Inventory	(1,709,154)	(1,087,953)	(50,615)	—
Prepaid expenses and other current assets	(1,395,097)	205,136	(107,855)	295,051
Deferred revenue	569,672	242,297
Trade accounts payable, accrued liabilities and other non-current liabilities	1,965,928	(126,200)	(236,649)	(12,311,310)

Net cash used in continuing operating activities	(15,505,382)	(20,811,692)	(2,025,172)	(27,986,557)

Cash flows from investing activities:
Purchases of property and equipment	(634,683)	(2,708,611)	(64,624)	(3,190,089)
Purchases of investment securities	—	(8,787,764)	(7,467,392)	(45,917,026)
Investment securities sold	—	—	—	4,942,639
Investment securities matured	6,064,596	14,800,000	4,820,000	75,020,568

Net cash provided by (used in) investing activities	5,429,913	3,303,625	(2,712,016)	30,856,092

Cash flows from financing activities:
Proceeds from borrowings under long-term debt	430,269	1,090,355	—	—
Payment of debt issuance costs	—	(33,224)	—	—
Decrease in restricted cash related to leases	463,472	—	—	481,511
Principal payments on debt	(450,897)	(59,461)	—	(637,873)
Net proceeds from issuance of common stock	22,567,910	10,120,393	17,906	33,147
Proceeds from exercise of stock options	310,812	67,168	—	32,684

Net cash provided by (used in) financing activities	23,321,566	11,185,231	17,906	(90,531)

Cash provided by (used in) discontinued operations	(1,178,233)	(1,134,832)	267,361	2,864,076

Net increase (decrease) in cash and cash equivalents	12,067,864	(7,457,668)	(4,451,921)	5,643,080

Cash and cash equivalents at beginning of period	21,085,900	28,543,568	32,995,489	27,352,409

Cash and cash equivalents at end of period	$33,153,764	$21,085,900	$28,543,568	$32,995,489

Supplemental disclosure:
Interest paid during period	$60,172	$29,516	$—	$37,007

See accompanying notes to financial statements.

TIPPINGPOINT TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

(1)                                  Incorporation and Nature of Business

TippingPoint Technologies, Inc. was incorporated in the State of Texas in January 1999 and was reincorporated in the State of Delaware on March 15, 2000. We design, manufacture and market network security systems and appliances that deliver in-depth protection and attack eradication for corporate enterprises, government agencies, service providers and academic institutions.

We were formerly named Netpliance, Inc. while we developed and operated a consumer Internet appliance and service business. In January 2001, we decided to exit the consumer Internet appliance and service business due to, among other things, our continued losses and inability to raise additional capital to fund that business. The accompanying financial statements present our consumer Internet appliance and service business as a discontinued operation for all historical periods. See Note 15, Discontinued Operations.

As a result of the early stage of our network security business, we expect to report operating losses through at least the end of our fiscal year ending January 31, 2005. We cannot assure you that we will ever achieve positive cash flow from our operations and we face numerous risks associated with this business.

We have funded our activities primarily through private equity offerings, which included sales of our common stock and preferred stock, the initial public offering of our common stock on March 17, 2000 and most recently, a private placement offering of our common stock to certain investors that had a dual closing in October and November 2003. In fiscal 2003, we also established and made borrowings under our term loan facility with a commercial bank, with whom we also established a revolving loan facility that was unused through January 31, 2004. We may need to raise additional funds at any time and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. Due to the volatility of the U.S. equity markets, particularly for smaller technology companies, we may not have access to new capital investment in the event we need to raise additional funds.

On January 24, 2002, our board of directors changed our fiscal year from December 31 to January 31, beginning with the fiscal year ending January 31, 2003. Accordingly, we are presenting financial information for the one month ended January 31, 2002 (the transition period) in this report. We have not presented financial statements for the fiscal year ended January 31, 2002, but have instead presented financial statements for the fiscal year ended December 31, 2001, in compliance with Rule 13a-10 of the Securities Exchange Act of 1934. Because the adoption of our new fiscal year resulted in only a one month change in our annual and quarterly financial reporting periods, and considering that there would be little change in the reported information due to the early stage of our continuing business, we believe that the financial information for our fiscal years ended January 31, 2004 and 2003 are sufficiently comparable to the corresponding financial information for our fiscal year 2001, as originally reported, in terms of seasonal and other factors. Accordingly, we did not deem it practical, nor could we justify the additional cost, to prepare and present financial statements for the year ended January 31, 2002 and for the calendar quarters in the year ended January 31, 2002.

(2) Summary of Significant Accounting Policies

(a) Cash Equivalents and Short-Term Investments

For purposes of the statement of cash flows, we consider all short term, highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. At January 31, 2004, our cash equivalents consisted of money market funds. While the Company’s cash and cash equivalents are on deposit with high quality financial institutions, such deposits exceed insured limits.

Short-term investments consist primarily of investments in commercial paper and federal agency securities with original maturities greater than ninety days and less than one year. We carry available-for-sale securities at their estimated fair market value based on current market quotes. At January 31, 2003, short-term investments had an average cost of $6,060,846, unrealized gains of $3,750 and a fair value of $6,064,596.

(b) Inventories

Our inventory is stated at the lower of actual cost (first-in, first-out method) or market value (estimated net realizable value). The valuation of inventory at the lower of actual cost or market value requires us to use estimates regarding the amount of current inventory that will be sold and the prices at which it will be sold. These estimates are dependent on our assessment of expected orders from our customers. Additionally, these estimates reflect changes in our products or changes in demand because of various factors including the market for our products, obsolescence, technology changes and competition.

As of January 31, 2004 and 2003, our inventory consisted of component parts of approximately $1,021,000 and $839,000, respectively, and finished goods of approximately $1,464,000 and $300,000, respectively. During the year ended January 31, 2004, the Company recorded a $363,000 inventory writedown in cost of revenues. The charge arose from the Company’s determination that certain component parts were obsolete because the components were incompatible with enhancements made to our product designs. A portion of the Company’s finished goods inventory is held for demonstration purposes at potential customer locations. At January 31 2004, such amounts approximated $1,159,000.

(c) Property and Equipment

We state property and equipment at cost and we depreciate the assets using the straight-line method over the estimated useful lives of the assets, which are generally three years for computers and computer related equipment and five to seven years for non-computer furniture and equipment. We depreciate leasehold improvements using the straight-line method over the shorter of their estimated lives or the term of the lease.

(d) Revenue Recognition

We record revenue from multiple-element arrangements, which include sales of our hardware-based security systems and appliances and maintenance plans. The fair value of each element is based upon the price for which each is sold separately. We sell primarily to resellers, including value-added resellers (VARs). We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collection is probable. We do not expect resellers to hold significant inventories of our products, if at all. As a result, we expect returns to be minimal. We record discounts provided to resellers for achieving purchasing targets as a reduction of revenue. Revenue from maintenance plans is recognized ratably over the service terms that are generally one year in length.

(e) Fair Value of Financial Instruments

We carry financial instruments, including cash equivalents, accounts receivable, trade accounts payable and accrued liabilities, at historical cost, which approximate their fair value principally because of the short-term maturity of these instruments. We also carry our long-term debt at historical cost as such amounts are deemed to approximate fair value due to the variable rate of interest on the debt.

(f) Impairment of Long-Lived Assets

We review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We measure recoverability of assets to be held and used by comparing the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If we consider such assets to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. We report assets to be disposed of at the lower of the carrying amount or fair market value less costs to sell. During the year ended December 31, 2001, we determined that certain of our assets were impaired principally as a result of the change in our business model. As a result, during 2001, we recorded a loss of approximately $937,000 related to those assets. In determining the fair value of the assets held for sale, we utilized offers and bids on the equipment, as well as estimated values of like equipment obtained from third party sources. The assets included in assets held for sale were not depreciated commencing January 1, 2002.

We recorded a writedown of assets of approximately $203,000 and $329,000 during the years ended January 31, 2004 and 2003, respectively, which resulted from the disposition of additional assets we no longer utilized.

(g) Income Taxes

We account for income taxes under the asset and liability method. We recognize deferred tax assets and liabilities for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. We measure deferred tax assets and liabilities using enacted tax rates we expect to apply to taxable income in the years in which we expect to recover or settle those temporary differences. We recognize in income the effect on deferred tax assets and liabilities of a change in tax rates in the period that includes the enactment date.

(h) Use of Estimates

Our management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles in the United States of America. The most significant estimates and assumptions relate to accruals for discontinued operations, deferred taxes, inventory and litigation. Actual results could differ from those estimates.

(i) Stock-Based Compensation

We apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, in accounting for our fixed plan stock options. As such, we record compensation expense on the date of grant only if the current fair value of the underlying stock exceeds the exercise price. We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosures” (“SFAS 148”) as well as those outlined in SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). SFAS 123, as amended by SFAS 148, requires that companies that do not choose to account for stock-based compensation as prescribed by this Statement must disclose the pro forma effects on earnings and earnings per share as if SFAS 123 had been adopted.

Had compensation cost for all stock option grants been determined based on their fair market value at the grant dates consistent with the method prescribed by SFAS 148 and SFAS 123, our net loss and loss per share would have been increased to the pro forma amounts indicated below:

	Year ended January 31, 2004	Year ended January 31, 2003	Month ended January 31, 2002	Year ended December 31, 2001

Net loss as reported	$(16,247,377)	$(25,440,847)	$(1,879,696)	$(27,656,430)
Add: Employee Stock-based compensation included in the reported net loss	1,060,150	688,677	76,720	918,828
Deduct: Total employee stock-based compensation determined under the fair value based method for all awards	1,673,425	1,174,199	241,722	1,822,226

Pro forma net loss	$(16,860,652)	$(25,926,369)	$(2,044,698)	$(28,559,828)

Basis and diluted loss per share:
As reported	$(2.82)	$(5.72)	$(0.46)	$(6.84)
Pro forma	$(2.93)	$(5.83)	$(0.50)	$(7.06)

The per share weighted-average fair value of stock options and shares of restricted common stock granted during the years ended January 31, 2004 and 2003, the month ended January 31, 2002 and the year ended December 31, 2001 was $12.83, $4.24, $3.24 and $3.36, respectively, on the date of grant using the Black-Scholes option pricing model. The fair value of options was estimated using a risk-free interest rate of 3.2%, 3.9%, 4.4%, and 4.4%, respectively, a dividend yield of zero for all periods presented, volatility of 50% for the years ended January 31, 2004 and 2003 and for the month ended January 31, 2002, 60% for fiscal 2001, and a weighted average expected life of four years.

(j) Comprehensive Income

In accordance with SFAS No. 130, “Reporting Comprehensive Income,” we include all changes in equity during a period, except those resulting from investments by and distributions to owners, as a component of other comprehensive income. For the years ended January 31, 2004 and January 31, 2003 comprehensive income includes an unrealized gain (loss) of $(3,750) and $3,959, respectively. For the year ended December 31, 2001, comprehensive income includes an unrealized gain of $587,429. For the month ended January 31, 2002 comprehensive income included an unrealized loss of $5,538.

(k) Shipping and Handling Costs

Shipping and handling costs, which generally are reimbursed by customers, are included in cost of revenues.

(l) Advertising Costs

We expense advertising costs as they are incurred. During the years ended January 31, 2004 and 2003 and the year ended December 31, 2001, such costs approximated $276,000, $471,000 and $0, respectively.

(m) Warranty

The Company provides for the estimated cost to repair or replace products under warranty and technical support costs when the related product revenue is recognized. The Company warrants its products for periods up to 12 months following the sale of its products. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management’s estimate for future costs.

Activity in the warranty reserve during the year ended January 31, 2004 was as follows:

	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period

Warranty reserve	$—	$112,000	$—	$112,000

(n) Allowance for Doubtful Accounts

The Company must make estimates of the uncollectibility of accounts receivables. In doing so, management analyzes its accounts receivables, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts. To date, the Company has not experienced any financial loss on its accounts receivables, and has no allowance for doubtful accounts.

(o) Research and Development

Research and development costs are charged to operations as incurred. The cost of equipment and purchased software used in research and development activities, which have alternative uses is capitalized and depreciated or amortized over their estimated useful lives.

(p) Reclassifications

We have reclassified certain amounts in prior years to conform to current year presentation.

(3)                                  Prepaid Expenses and Other Current Assets

Included in the January 31, 2004 balance of prepaid expenses and other assets is $1,440,000 due from the manufacturer of the Company’s products. To facilitate the production of the products, the Company has purchased certain parts and resold them to the manufacturer at cost. As of March 22, 2004, the Company has collected substantially all of the January 31, 2004 amount.

(4)                                  Property and Equipment

Property and equipment consists of:

	January 31, 2004	January 31, 2003

Computer equipment	$7,581,909	$7,271,403
Leasehold improvements	2,386,268	2,239,847
Software	1,607,033	1,987,639
Furniture and fixtures	1,026,046	1,026,046
Office and other equipment	544,307	481,144

	13,145,563	13,006,079

Less accumulated depreciation and amortization	(10,923,726)	(8,506,634)

Net property and equipment	$2,221,837	$4,499,445

Our depreciation expense on property and equipment for the years ended January 31, 2004 and 2003 and December 31, 2001 totaled approximately $2.7 million, $3.6 million and $2.9 million, respectively, and approximately $198,000 for the month ended January 31, 2002.

(5)                                  Long-Term Debt

On July 30, 2002, we entered into a loan and security agreement with a commercial bank, which consists of a term loan facility and a revolving loan facility, and is collateralized by a first priority lien on substantially all of our tangible and intangible assets. Under the term loan facility, we can borrow up to $2.5 million for purchases of equipment and software approved by the bank. Under the revolving credit facility, we can borrow up to $5 million for working capital purposes, subject to availability under a borrowing base. As of January 31, 2004 and 2003, we had net borrowings outstanding of approximately $1 million under the term loan facility, and had not borrowed any amount under the revolving loan facility.

All amounts borrowed under the term loan facility amortize over periods ending no later than January 30, 2006. The term loan facility outstanding balance at January 31, 2004 maturities are as follows: $582,283 in fiscal 2005 and $420,583 in fiscal 2006. The revolving loan facility terminates and all amounts borrowed thereunder and not previously repaid are due and payable in full (including any accrued interest) on July 30, 2004. Advances under both facilities accrue interest at a rate equal to the bank’s prime rate plus 0.75% per annum, which at January 31, 2004 was 4.75%.

The loan agreement contains customary covenants and restrictions on additional indebtedness, liens, disposition of assets, investments and dividends.

(6)                                  Accrued Liabilities

Accrued liabilities consists of the following:

	January 31, 2004	January 31, 2003

Liabilities of discontinued operations	$1,378,735	$1,055,964
Payroll and employee benefits	1,008,460	404,940
Lease termination costs	—	2,758,760
Other	491,255	118,592

Total	$2,878,450	$4,338,256

(7)                                  Net Loss Per Share

Basic and diluted net loss per share are presented in conformity with SFAS No. 128, “Earnings Per Share.” In accordance with SFAS No. 128, we compute basic loss per share using the weighted average number of common shares outstanding during the period. Diluted loss per share is equivalent to basic loss per share because outstanding stock options and warrants are anti-dilutive.

At January 31, 2004 and 2003, potentially dilutive securities that we excluded from the calculation of loss per share because their effect was anti-dilutive were 309,680 and 29,716 shares of restricted stock, respectively, options to purchase 1,278,474 and 764,620 shares of common stock, respectively, and warrants to purchase 40,000 shares of common stock in the year ended January 31, 2003. The warrants were not exercised and expired on December 31, 2003. At December 31, 2001, potentially dilutive securities that were excluded from the calculation of loss per share because their effect was anti-dilutive were 41,339 shares of restricted stock, options to purchase 533,112 shares of common stock and warrants to purchase 40,000 shares of common stock.

(8)                                  Notes Receivable

In the year ended December 31, 1999, we issued shares of our common stock in exchange for promissory notes to certain employees. The aggregate amount of the notes totaled $892,800 and during the year ended December 31, 2000, two of the notes receivable were paid in full. At January 31, 2004, the aggregate outstanding balance of principal and accrued interest of the two remaining notes receivable was $652,800. The notes are secured by the common stock, bear interest at 7% and mature in November 2004. The notes have been reflected as a reduction of stockholders’ equity on the accompanying balance sheets.

(9)                                  Capital Stock

Common Stock

On August 9, 2001, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of our common stock at a ratio of not less than one-for-three and not more than one-for-twenty, to be determined at the discretion of our board of directors. On August 9, 2001, our board of directors determined to implement a one-for-fifteen reverse stock split, to be effective August 20, 2001. On August 20, 2001, every fifteen shares of our common stock outstanding were converted into one share of common stock. We have adjusted all common stock information to reflect the reverse stock split.

On October 2, 2002, we closed a private placement of 1,158,098 shares of our common stock, for a purchase price of $8.64 per share, and realized gross proceeds of approximately $10 million. The investors in the private placement included our Chairman and Chief Executive Officer at the time, and certain of our other existing stockholders, executive officers and directors.

On October 17, 2003, we entered into a Stock Purchase Agreement to sell to certain investors 1,995,833 shares of our common stock at a purchase price of $12.00 per share in a private placement. Included in the investors are our Chairman and then Chief Executive Officer, The McKinney Family Trust, a current stockholder, 033 Asset Management LLC, and certain other related parties including another executive officer and a director. The Stock Purchase Agreement contemplated two closings, with the second closing contingent upon receiving stockholder approval at a special meeting of stockholders. The first closing occurred in October 2003 and after we received the necessary stockholder approval at a special meeting of stockholders on November 20, 2003, we completed the second closing of the private placement on November 24, 2003. We received approximately $22.6 million, net of related offering costs. The purchase price of our common stock under the Stock Purchase Agreement represented a 25% discount on our common stock price as of October 16, 2003, the date that the Stock Purchase Agreement was approved by a special committee of our Board of Directors, and the date immediately preceding the effective date of the Stock Purchase Agreement.

(10)                            Stock Options and Warrants

Stock Option Plan

In January 1999, we established our Stock Option and Restricted Stock Plan (“the 1999 Plan”). The 1999 Plan provides for the grant to our employees of incentive stock options to purchase shares of our common stock. The 1999 Plan also provides for the grant to certain of our employees, officers, directors and consultants of non-qualified options to purchase shares of our common stock or shares of restricted stock. The total number of shares authorized to be issued under the plan is 2,033,333. The 1999 Plan is administered by the compensation committee of our board of directors, which determines the terms of the options granted, including the exercise price, the number of shares subject to option, the option vesting period and the terms of any restricted stock granted. Options generally have a maximum term of ten years and vest in equal annual increments over a four-year period beginning one year from the date of grant. However, in February 2001, we granted certain options with a three-year vesting period. As of January 31, 2004 there were 471,639 shares available for future grants under the 1999 Plan.

A summary of changes in common stock options is as follows:

	Shares	Weighted average exercise price per share	Range of exercise prices

Options outstanding at December 31, 2000	570,005	55.50	$2.85 –277.50

Options granted	556,409	5.44	4.65 – 9.00
Options exercised	(7,875)	4.15	2.85 – 7.97
Options forfeited	(585,434)	47.15	2.85 – 277.50

Options outstanding at December 31, 2001	533,105	13.18	2.85 – 270.00

Options granted	41,802	7.39	6.75 – 7.41
Options exercised	—	—	—
Options forfeited	(10,531)	6.43	5.40 – 150.00

Options outstanding at January 31, 2002	564,376	12.88	2.85 – 270.00

Options granted	433,169	10.04	6.90 – 12.45
Options exercised	(15,634)	4.99	2.85 – 8.35
Options forfeited	(217,291)	12.56	2.85 – 150.00

Options outstanding at January 31, 2003	764,620	11.52	2.85 – 270.00

Options granted	791,886	13.41	7.00 – 30.19
Options exercised	(47,865)	6.49	2.85 – 10.50
Options forfeited	(230,167)	12.20	2.85 – 150.00

Options outstanding at January 31, 2004	1,278,474	12.76	2.85 –270.00

A summary of outstanding stock options as of January 31, 2004 follows:

Range of exercise prices	Number of outstanding options at January 31, 2004	Weighted average remaining contractual life (in years)	Weighted average exercise price	Number of options exercisable at January 31, 2004	Weighted average price for exercisable options at January 31, 2004

$2.85 – $4.69	162,376	6.7	$4.38	107,937	$4.13
$4.70 – $7.86	171,385	8.0	6.70	76,717	6.56
$7.87 – $27.60	858,792	9.2	13.02	169,807	16.02
$27.61 – $270.00	85,921	9.5	38.04	36,734	48.63

Total/Average	1,278,474	8.7	12.76	391,195	13.95

On January 5, 2004, we appointed a new Chief Executive Officer. As partial consideration for serving as our Chief Executive Officer, we granted stock options to purchase 300,000 shares of our common stock. These stock options have an exercise price of $12 per share and vest over a four-year period. As the stock options’ exercise price was lower than the fair market value of our common stock on their grant date, we have recorded approximately $5.3 million in deferred stock-based compensation. This deferred stock-based compensation will be amortized to expense over the stock options’ four-year vesting period. Upon certain change of control events, to the extent certain stock options are not then fully vested, one-half of such shares will immediately vest. In addition, if we are acquired within the first 18 months of our Chief Executive Officer’s employment, the Chief Executive Officer will be awarded a grant of 50,000 restricted shares that will vest 100% on the date of grant.

On January 12, 2004, we appointed a new Chief Financial Officer. As partial consideration for serving as our Chief Financial Officer, we granted 82,500 restricted shares of our common stock, which shares vest over a four-year period. As the shares do not have an exercise price, we recorded approximately $2.4 million in deferred stock-based compensation. This deferred stock-based compensation will be amortized to expense over the restricted shares’ four-year vesting period. Upon certain change of control events, to the extent certain shares of restricted stock are not then fully vested, one-half of such shares will immediately vest. In connection with the resignation of our former Chief Financial Officer, we accelerated the vesting on certain stock options. As a result, during the fourth quarter of 2004, we recorded stock compensation expense of approximately $0.2 million.

In September 2003, we granted 225,000 restricted shares of our common stock to two new employees, including our President and Chief Operating Officer. The grants to our President and Chief Operating Officer were not from the 1999 Plan. As the shares do not have an exercise price, we recorded approximately $2.7 million of deferred compensation related to these grants that we will amortize ratably over the vesting period of four years, with unvested shares being subject to forfeiture under certain circumstances. Upon certain change of control events, to the extent certain shares of restricted stock are not then fully vested, one-half of such shares will immediately vest.

During the year ended December 31, 2001, we reserved for issuance a total of 101,076 shares of restricted common stock under the plan as a result of the exchange of those shares of restricted common stock for certain of our outstanding options. The shares of restricted common stock vest over various increments, with unvested shares being subject to forfeiture under certain circumstances. Upon certain change of control events, to the extent shares of restricted common stock are not then fully vested, one-third of such shares will immediately vest. In 2001, we recorded deferred stock compensation of approximately $673,000 in connection with the grant of the restricted common stock, which is the aggregate fair market value of those shares of common stock on the date of grant. We will record compensation expense over the applicable vesting period. As of January 31, 2004, 32,436 shares of the restricted common stock are vested and issued, 2,180 shares are subject to vesting provisions, and 66,460 of the shares had been forfeited upon the termination or resignation of the holders of those shares. The forfeited shares of restricted common stock are now available for future grants under the plan.

We had approximately $10.1 million and $636,000 of deferred stock-based compensation related to employee stock options as of January 31, 2004 and 2003, respectively, and recognized employee stock-based compensation expense of approximately $1,060,000, $689,000 and $919,000 during the years ended January 31, 2004 and 2003, and December 31, 2001, respectively, and $77,000 for the month ended January 31, 2002 as a result of granting stock options with deemed exercise prices below the estimated fair value of our common stock at the date of grant and the granting of restricted stock. During the years ended January 31, 2004 and 2003, and December 31, 2001, we eliminated approximately $125,000, $600,000, and $7.8 million, respectively, of deferred stock-based compensation and corresponding additional paid-in capital as a result of employee terminations and resignations that occurred during those years. We have presented deferred stock-based compensation as a component of stockholders’ equity and are amortizing it as a charge to expense over the vesting period of the applicable options. In addition, we incurred $59,000 and $105,000 of stock compensation related to non-employees for the years ended January 31, 2004 and 2003, respectively.

(11)                            Income Taxes

As a result of net operating losses, we have not recorded a provision for income taxes. The components of our deferred tax assets and related valuation allowance are as follows:

	January 31, 2004	January 31, 2003

Net operating loss carryforwards	$77,760,000	$70,146,000
Start-up costs capitalized for tax purposes	2,733,000	4,316,000
Stock-based compensation expense	2,695,000	2,271,000
Research credits and other	6,087,000	6,383,000

Total deferred tax assets	89,275,000	83,116,000
Valuation allowance	(89,275,000)	(83,116,000)

Net deferred tax assets	$—	$—

In assessing the potential realization of deferred tax assets, our management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon us attaining future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty surrounding the realization of the benefits of our tax attributes, including net operating loss carry forwards, in future tax returns, we have provided a 100% valuation allowance on our deferred tax assets.

At January 31, 2004, we had net operating losses for federal income tax purposes of approximately $208.7 million and research tax credits of approximately $3.4 million. Our net operating loss carryforwards plus tax credit carryforwards will expire at various dates beginning in 2019, if not utilized.

Under the Tax Reform Act of 1986, the amount of and the benefit from net operating losses that can be carried forward may be impaired in certain circumstances. Events that may cause changes in the Company’s tax carryovers include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Certain of the Company’s operating losses that can be utilized in any one taxable year for federal tax purposes have been limited by one or more such ownership changes.

(12)                            Commitments and Contingencies

We lease our office space and certain equipment under non-cancelable operating leases expiring in various years through 2008. Total rent expense for all operating leases for the years ended January 31, 2004 and 2003, and December 31, 2001 was approximately $1.1 million, $1.3 million, and $2.1 million, respectively, and $101,000 for the month ended January 31, 2002.

Our minimum lease commitments under non-cancelable leases at January 31, 2004 are as follows:

Years ended January 31:	Operating Leases

2005	$1,243,205
2006	436,467
2007	20,035
2008	180

Total operating lease payments	$1,699,887

Terms of our facility leases call for letters of credit totaling approximately $400,000. We have pledged certificates of deposit (included in other noncurrent assets at January 31, 2004) as collateral.

We have purchase obligations of $5.4 million outstanding as of January 31, 2004.

On July 11, 2001, a purported class action lawsuit was filed against us in Texas state court in Travis County, Texas on behalf of all persons who purchased an Internet appliance from us and subscribed to the related Internet service. The complaint alleges that, among other things, we disseminated false and misleading advertisements, engaged in unauthorized billing practices and failed to provide adequate technical and customer support and service with respect to our Internet appliance and service business. The complaint seeks an unspecified amount of damages. We believe that the action is without merit, that the action is not proper for class action treatment and that we have meritorious defenses available. We intend to defend this action vigorously.

On December 5, 2001, we and two of our current and former officers and directors, as well as the managing underwriters in our initial public offering were named as defendants in a purported class action lawsuit filed in the United States District Court for the Southern District of New York. The lawsuit, which is part of a consolidated action that includes over 300 similar actions, is captioned In re Initial Public Offering Securities Litigation, Brian Levey vs. TippingPoint Technologies, Inc., et al., No. 01 CV 10976. The principal allegation in the lawsuit is that the defendants participated in a scheme to manipulate the initial public offering and subsequent market price of our stock, by knowingly assisting the underwriters’ requirement that certain of their customers had to purchase stock in a specific initial public offering as a condition to being allocated shares in the initial public offerings of other companies. The purported plaintiff class for the lawsuit is comprised of all persons who purchased our stock from March 17, 2000 through December 6, 2000. The suit seeks rescission of the purchase prices paid by purchasers of shares of our common stock. On September 10, 2002, our counsel and counsel for plaintiffs entered into an agreement pursuant to which the plaintiffs dismissed, without prejudice, our former and current officers and directors from the lawsuit. In May 2003, a Memorandum of Understanding was executed by counsel for plaintiffs, issuer-defendants, and their insurers setting forth terms of a settlement that would result in the termination of all claims brought by plaintiffs against the issuer-defendants and individual defendants named in the lawsuit. Any direct financial impact of the settlement is expected to be borne by our insurers. In August 2003, our Board of Directors approved the settlement terms described in the Memorandum of Understanding. The settlement is subject to numerous conditions, including approval by the court. There can be no assurance that such conditions will be met or that the court will approve the final terms of the settlement. If the settlement does not occur, and the litigation against us continues, we intend to defend it vigorously, and to the extent necessary, to seek indemnification and/or contribution from the underwriters in our initial public offering pursuant to our underwriting agreement with them. However, there can be no assurance that indemnification or contribution will be available to us or enforceable against the underwriters.

At this time, we are not involved in any other legal proceedings that our management currently believes would be material to our business, financial condition or results of operations. We could be forced to incur material expenses with respect to these legal proceedings, and in the event there is an outcome in any proceeding that is adverse to us, our financial position and prospects could be harmed.

(13)                            Business Segment and Revenue Information

We operate in one business segment, the sale of network security systems. For fiscal 2004, substantially all of our revenues were attributable to sales to customers in the North America. Approximately 50% of our revenue was derived from sales to governmental entities, including academic institutions. Additionally, approximately 12.6% of the revenues in fiscal 2004 were from the University of Dayton in which a director of our company is on the board of trustees and is a benefactor. The University of California at Los Angeles accounted for more 9.6% of fiscal 2004 revenues.

(14)                            Employee Benefit Plans

We have a savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the savings plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. We currently are not making any matching contributions to the savings plan.

In March 2000, our board of directors and shareholders approved our 2000 Employee Stock Purchase Plan. We initially reserved for issuance to, and purchase by, qualified employees under the purchase plan an aggregate of 40,000 shares of common stock. In January of each year, the number of shares reserved for issuance pursuant to the purchase plan is increased by an amount that will cause the total number of shares reserved for issuance to equal the least of the following: (1) 1% of issued and outstanding shares as of the last day of the prior fiscal year; (2) 60,000 shares; or (3) a smaller number as determined by our board of directors. As of January 31, 2004, there were 52,500 shares of common stock reserved and available for issuance to and purchase by our employees under the purchase plan. The purchase price for each share of common stock under the purchase plan is 85% of the lesser of (i) the fair market value of such share on the last business day in June and December during the life of the purchase plan or (ii) the fair market value of such share on the first day of the applicable purchase period. The purchase period is defined as each six-month period beginning on January 1 or July 1.

(15)                            Discontinued Operations

In connection with our consumer Internet appliance and service business, we experienced operating losses since our inception primarily as a result of selling our Internet appliance at a significant loss; trying to build and support our Internet service offering for Internet appliance customers; expanding our subscriber base; and ultimately winding this business down.

We recognized a net loss of approximately $8.8 million in year ended December 31, 2001 upon the disposition of our Internet appliance and service business. As part of the discontinued operations, on October 25, 2000, our board of directors approved a restructuring plan designed to reduce our cost structure by consolidating facilities and reducing our workforce. We recorded related restructuring charges of approximately $3.4 million in the year ended December 31, 2001 and approximately $813,000 in the year ended January 31, 2003, primarily consisting of costs associated with closing facilities, employee severance and benefits and lease termination costs related to a unused facility that we utilized with our discontinued operations. During the year ended December 31, 2001, we made cash payments of $262,777 for employee severance and $39,384 for other restructuring charges, which payments extinguished the restructuring accruals for those items. There were no changes to restructuring charges or restructuring accruals during the month ended January 31, 2002.

We attempted unsuccessfully to sub-lease the unused facility that we utilized with our old business in an effort to minimize lease termination costs. These costs were in dispute and the subject of a lawsuit with the landlord. During December 2003, we settled the dispute with our landlord for approximately $1.5 million. Approximately $475,000 of the settlement was satisfied by the landlord retaining the proceeds of a letter of credit we issued in connection with the lease. In December 2003, we paid the landlord the remaining $1.0 million in full satisfaction of the settlement. We had approximately $2.8 million accrued for lease termination costs relating to this dispute, and therefore, we have reflected $1.3 million as income from discontinued operations during the year ended January 31, 2004.

The following table provides a summary of lease termination restructuring charges and changes the lease termination restructuring accrual for the years ended January 31, 2004 and 2003:

	2004	2003

Accrual at beginning of period	$2,758,760	$2,734,607
Cash payments in period	(1,501,003)	(788,880)
Expensed (gain) in period	(1,257,757)	813,033

Accrual at end of period	$—	$2,758,760

As of January 31, 2004 and 2003, we had accrued costs of approximately $1.4 million and $1.1 million, respectively, that we estimated we would incur in future periods, consisting primarily of estimated legal fees and other costs associated with the discontinued operations. During the year ended January 31, 2004, we received a reimbursement of legal fees of approximately $440,000 from our insurer that we accounted for as an increase to the accrual. Any differences between these estimates and the actual amounts incurred in future periods will change the estimated net loss from discontinued operations accordingly.

Operating results of the discontinued Internet appliance and service business are as follows for the years ended January 31, 2004 and 2003 and December 31, 2001 (there is no activity for the month ended January 31, 2002):

	2004	2003	2001

Subscription revenue	$—	$—	$2,878,489
Cost of subscription revenue	—	—	(4,222,265)
Income on appliance and other peripheral sales	—	—	37,354
Stock-based compensation	—	—	11,900
Sales and marketing	—	—	(1,189,193)
General and administrative	—	—	(429,909)
Research and development	—	—	(343,482)
Reserve for future estimated losses	—	—	(2,200,000)
Gain on settlement of lease dispute	1,257,757	—	—
Restructuring charge	—	(813,033)	(3,380,800)

Gain (loss) from discontinued operations	$1,257,757	$(813,033)	$(8,837,906)

TIPPINGPOINT TECHNOLOGIES, INC.

INDEX TO UNAUDITED FINANCIAL STATEMENTS

QUARTER AND NINE MONTHS ENDED OCTOBER 31, 2004

TIPPINGPOINT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	October 31, 2004	January 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$28,237,264	$33,153,764
Certificate of deposit	1,359,703	—
Accounts receivable	7,111,663	1,822,213
Inventory	4,033,400	2,485,117
Prepaid expenses and other current assets	2,158,496	2,243,409

Total current assets	42,900,526	39,704,503
Property and equipment, net	2,119,266	2,221,837
Other	714,774	1,446,936

Total assets	$45,734,566	$43,373,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$767,423	$582,283
Trade accounts payable	2,717,922	2,031,785
Deferred revenue	5,190,310	811,969
Accrued liabilities	5,263,676	2,878,450

Total current liabilities	13,939,331	6,304,487
Long-term debt	751,110	420,583
Deferred revenue, long term	1,093,078	—
Other liabilities	167,550	216,730

Total liabilities	15,951,069	6,941,800

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 35,000,000 and 250,000,000 shares authorized, respectively; 7,467,855 and 7,335,933 shares issued and outstanding, respectively	74,679	73,359
Additional paid-in capital	350,308,646	347,950,650
Deferred stock-based compensation	(9,454,966)	(10,133,031)
Stockholder notes receivable	(510,000)	(652,800)
Accumulated deficit	(310,634,862)	(300,806,702)

Total stockholders’ equity	29,783,497	36,431,476

Total liabilities and stockholders’ equity	$45,734,566	$43,373,276

See accompanying notes to condensed consolidated financial statements.

TIPPINGPOINT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2004	2003	2004	2003

Revenues	$9,651,732	$2,052,510	$20,264,064	$3,019,947
Cost of revenues	2,876,898	627,991	6,140,930	1,782,322

Gross margin	6,774,834	1,424,519	14,123,134	1,237,625
Operating expenses:
Research and development(1)	2,493,323	1,980,872	7,436,989	6,708,937
Sales and marketing(1)	4,605,850	1,730,200	11,893,177	5,183,673
General and administrative(1)	780,172	652,399	2,576,726	2,068,403
Amortization of employee deferred stock-based compensation	747,196	221,052	2,308,874	492,990

Total operating expenses	8,626,541	4,584,523	24,215,766	14,454,003

Operating loss	(1,851,707)	(3,160,004)	(10,092,632)	(13,216,378)
Interest income, net	91,188	57,476	264,472	230,962

Net loss	$(1,760,519)	$(3,102,528)	$(9,828,160)	$(12,985,416)

Per share data:
Net basic and diluted loss per common share	$(0.24)	$(0.57)	$(1.33)	$(2.44)
Weighted basic and diluted average common shares outstanding	7,425,435	5,429,651	7,408,939	5,322,462

(1)                                  Amounts exclude amortization of employee deferred stock-based compensation as follows:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2004	2003	2004	2003

Research and development	$217,768	$96,973	$834,669	$180,053
Sales and marketing	350,106	114,497	894,292	226,716
General and administrative	179,322	9,582	579,913	86,221

TOTAL	$747,196	$221,052	$2,308,874	$492,990

See accompanying notes to condensed consolidated financial statements.

TIPPINGPOINT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended October 31,
	2004	2003
Cash flows from continuing operating activities:
Net loss	$(9,828,160)	$(12,985,416)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	1,271,608	2,162,252
Accretion of investment securities	—	(3,750)
Stock-based compensation expense	2,308,874	492,990
Inventory writedown	—	362,605
Changes in operating assets and liabilities:
Accounts receivable	(5,289,450)	(1,687,691)
Inventory	(1,548,283)	(1,042,835)
Prepaid expenses and other current assets	84,913	121,646
Other non-current assets	29,903	(13,775)
Deferred revenue	5,471,419	—
Trade accounts payable, accrued liabilities and other non-current liabilities	3,023,537	399,790

Net cash used in operating activities	(4,475,638)	(12,194,184)

Cash flows from investing activities:
Purchases of property and equipment	(1,169,038)	(479,207)
Investment securities matured	—	6,064,626

Net cash provided by (used in) investing activities	(1,169,038)	5,585,419

Cash flows from financing activities:
Proceeds from borrowings under long-term debt	1,092,044	365,351
Increase in restricted cash related to leases	(657,444)	(1,399,674)
Principal payments on debt	(576,377)	(349,061)
Proceeds from stockholder note receivable	142,800	—
Net proceeds from private placement of common stock	—	11,642,495
Proceeds from issuance of common stock	728,507	187,311

Net cash provided by financing activities	729,530	10,446,422

Cash used in discontinued operations	(1,354)	(89,032)

Net increase (decrease) in cash and cash equivalents	(4,916,500)	3,748,625

Cash and cash equivalents at beginning of period	33,153,764	21,085,869

Cash and cash equivalents at end of period	$28,237,264	$24,834,494

See accompanying notes to condensed consolidated financial statements.

TIPPINGPOINT TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(1) Incorporation, Nature of Business and Significant Accounting Policies

TippingPoint Technologies, Inc. was incorporated in the State of Texas in January 1999 and was reincorporated in the State of Delaware in March 2000. We design, manufacture and market network security systems and appliances that deliver in-depth protection and attack eradication for corporate enterprises, government agencies, service providers and academic institutions.

As a result of the stage of our network security business, we expect to report operating losses through at least the end of our fiscal year ending January 31, 2005. We cannot assure you that we will ever achieve positive cash flow from our operations, and we face numerous risks associated with this business.

We have funded our activities primarily through private equity offerings, which included sales of our common stock and preferred stock, the initial public offering of our common stock on March 17, 2000, and borrowings under our term loan facility with a commercial bank, with which we also established a revolving loan facility. In July 2004, we amended the loan and security agreement with our lender relating to these facilities to, among other things, establish an additional equipment term loan facility, extend the maturity date of our revolving loan facility to July 31, 2006, increase the amount we may borrow under our revolving loan facility and improve the terms under which the company may borrow. We may need to raise additional funds at any time, and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all.

In the opinion of our management, the accompanying condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments and accruals, necessary for a fair presentation of such information. We derived the balance sheet as of January 31, 2004 from our audited financial statements as of that date. While we believe that the disclosures are adequate to make the information not misleading, we suggest that these financial statements be read in conjunction with the audited financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended January 31, 2004. Interim results are not necessarily indicative of results we expect in future periods.

(a) Principles of Consolidation

In February 2004, we incorporated TippingPoint Technologies Europe B.V. as a subsidiary of TippingPoint Technologies, Inc. to act as our European sales office in Amsterdam, The Netherlands. In June 2004, we incorporated TippingPoint Holdings, Inc. as a subsidiary of TippingPoint Technologies, Inc. to serve as the U.S.-based holding company for all of our international subsidiaries. In July 2004 we also incorporated TippingPoint Technologies United Kingdom, Ltd. as a subsidiary of TippingPoint Holdings, Inc. to act as our sales office in the United Kingdom. The consolidated financial statements include the accounts of TippingPoint Technologies, Inc., TippingPoint Holdings, Inc. and our wholly owned Netherlands and United Kingdom subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

(b) Revenue Recognition

We account for revenues in accordance with the AICPA’s Statement of Position 97-2 “Software Revenue Recognition” and its related interpretations. Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. In instances where final acceptance of our hardware-based security systems is specified by the customer, revenues are deferred until all acceptance criteria have been met. Service revenues, which principally consist of our Digital Vaccine attack filter service and related support, are generally deferred and are recognized ratably over the period in which the services are to be performed, which is typically one to three years.

Contracts and customer purchase orders are generally used to determine the existence of an arrangement. Shipping documents and customer acceptance, when applicable, are used to verify delivery. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. We assess collectibility based primarily on the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history.

Our sales involve multiple elements, including the sale of our products and related services. We use the residual method of accounting to recognize revenues when an arrangement includes one or more elements to be delivered at a future date and vendor specific objective evidence (VSOE) of the fair value of all undelivered elements exists.

We sell primarily to resellers, including value-added resellers, or VARs. We do not expect these resellers to hold significant inventories of our products, if at all. As a result, we expect returns to be minimal. If our estimate of returns is too low, additional charges will be incurred in future periods and these additional charges could have a material adverse effect on our financial position and results of operations. We record discounts, if any, provided to resellers for achieving purchasing targets as a reduction of revenues on the date of sale.

(c) Inventories

Our inventory is stated at the lower of actual cost (first-in, first-out method) or market value (estimated net realizable value). The valuation of inventory at the lower of actual cost or market value requires us to use estimates regarding the amount of current inventory that will be sold and the prices at which it will be sold. These estimates are dependent on our assessment of expected orders from our customers. Additionally, these estimates reflect changes in our products or changes in demand because of various factors including the market for our products, obsolescence, technology changes and competition.

As of October 31, 2004 and January 31, 2004, our inventory consisted of component parts of approximately $1.5 million and $1.0 million, respectively, and finished goods of approximately $2.5 million and $1.5 million, respectively. A significant portion of our finished goods inventory is held for evaluation purposes at potential customer locations.

(d) Stock-Based Compensation

We apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, in accounting for our fixed plan stock options. As such, we record compensation expense on the date of grant only if the current fair value of the underlying stock exceeds the exercise price. We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosures” (“SFAS 148”) as well as those outlined in SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). SFAS 123, as amended by SFAS 148, requires that companies that do not choose to account for stock-based compensation using the fair value-based method as prescribed by SFAS 123 must disclose the pro forma effects on earnings and earnings per share as if SFAS 123 had been adopted.

Had compensation cost for all stock option grants been determined based on their fair value at the grant dates consistent with the method prescribed by SFAS 123, our net loss and loss per share would have been as follows:

	Three months ended October 31, 2004	Three months ended October 31, 2003	Nine months ended October 31, 2004	Nine months ended October 31, 2003

Net loss as reported	$(1,760,519)	$(3,102,528)	$(9,828,160)	$(12,985,416)
Add: Employee stock-based compensation included in the reported net loss	747,196	221,052	2,308,874	431,766
Deduct: Total employee stock-based compensation determined under the fair value based method for all awards	1,177,470	321,641	3,361,674	700,364

Pro forma net loss	$(2,190,793)	$(3,203,117)	$(10,880,960)	$(13,254,014)

Basis and diluted loss per share:
As reported	$(0.24)	$(0.57)	$(1.33)	$(2.44)
Pro forma	$(0.30)	$(0.59)	$(1.47)	$(2.49)

The per share weighted-average fair value of stock options and shares of restricted common stock granted during the nine months ended October 31, 2004 and 2003 was $11.40 and $3.52, respectively, on the date of grant using the Black-Scholes option pricing model. The fair value of options was estimated using a risk-free interest rate of 3.43% and 2.94% for 2004 and 2003, respectively, a dividend yield of zero for all periods presented, volatility of 50% and a weighted average expected life of four years.

(2) Long-Term Debt

In 2002, we entered into a loan and security agreement with a commercial bank consisting of an equipment term loan facility and a revolving loan facility, both collateralized by a first priority lien on substantially all of our tangible and intangible assets. In July 2004, we amended this loan and security agreement in order to, among other things, establish an additional equipment term loan facility, extend the maturity date of the revolving loan facility, increase the amount we may borrow under the revolving loan facility and improve the terms under which we may borrow funds. Under the new equipment term loan facility, we can borrow an additional $4 million for purchases of equipment and software. Under the amended revolving loan facility, we can borrow up to $10 million for working capital purposes, subject to availability under a borrowing base. As of October 31, 2004, we had borrowed approximately $0.5 million under our original equipment term loan facility and $1.0 million under our new equipment term loan facility, and had not borrowed any amount under the amended revolving loan facility. We may need to raise additional funds in the future and we cannot assure you that we will be able to obtain additional financing on favorable terms, if at all.

All amounts borrowed under the original equipment term loan facility amortize over periods ending no later than January 30, 2006, and all amounts borrowed under the new equipment term loan facility amortize over periods ending no later than July 29, 2008. The amended revolving loan facility terminates and all amounts borrowed thereunder and not previously repaid are due and payable in full (including any accrued interest) on July 31, 2006. The amended revolving loan facility also provides for the issuance of letters of credit on our behalf in an aggregate face amount not to exceed $1 million. Advances under the original equipment term loan facility accrue interest at a rate equal to the bank’s prime rate plus 0.75% per annum, advances under the new equipment term loan facility accrue interest at a rate equal to the bank’s prime rate plus 0.50% per annum and advances under the amended revolving loan facility accrue interest at a rate equal to the bank’s prime rate plus 0.25% per annum. As of October 31, 2004, the bank’s prime rate was equal to 4.75%.

The loan and security agreement, as amended, contains customary covenants and restrictions on additional indebtedness, liens, disposition of assets, investments and dividends.

(3) Net Loss Per Share

Basic and diluted net loss per share are presented in conformity with SFAS No. 128, “Earnings Per Share.” In accordance with SFAS No. 128, we compute basic loss per share using the weighted average number of common shares outstanding during the period. Diluted loss per share is equivalent to basic loss per share because outstanding stock options and warrants are anti-dilutive. Our common stock equivalents consist of common shares issuable upon the exercise of stock options and warrants, and the lapsing of restrictions on shares of restricted stock.

(4) Commitments and Contingencies

We had purchase obligations of approximately $2.3 million outstanding as of October 31, 2004 related to inventory and other non-manufacturing items.

In June 2004, we amended the office lease for our corporate headquarters to, among other things, reduce our annual rent payments and extend the rental period through April 30, 2010. The lease amendment was effective retroactively to May 1, 2004. Our minimum lease commitment under this lease at October 31, 2004 was approximately $4.9 million. Terms of the amended office lease require a security deposit in the amount of approximately $0.7 million, which we initially satisfied with a letter of credit supported by a pledge of a portion of one of our cash accounts with the issuing bank as collateral. This restricted cash is recorded in “Other assets” on our consolidated balance sheet.

Under our initial business plan, we developed and operated a consumer Internet appliance and service business. In January 2001, we decided to exit the consumer Internet appliance and service business due to, among other things, our continued losses and inability to raise additional capital to fund that business. The accompanying financial statements present our consumer Internet appliance and service business as a discontinued operation for all historical periods.

On July 11, 2001, a purported class action lawsuit was filed against us in Texas state court in Travis County, Texas on behalf of all persons who purchased an Internet appliance from us and subscribed to the related Internet service. The complaint alleges that, among other things, we disseminated false and misleading advertisements, engaged in unauthorized billing practices and failed to provide adequate technical and customer support and service with respect to our Internet appliance and service business. The complaint seeks an unspecified amount of damages. Although there has been no substantive activity in this case for more than a year, this could change at any time. We believe that the action is without merit, that the action is not proper for class action treatment and that we have meritorious defenses available. We intend to defend this action vigorously.

On December 5, 2001, we and two of our current and former officers and directors, as well as the managing underwriters in our initial public offering were named as defendants in a purported class action lawsuit filed in the United States District Court for the Southern District of New York. The lawsuit, which is part of a consolidated action that includes over 300 similar actions, is captioned In re Initial Public Offering Securities Litigation, Brian Levey vs. TippingPoint Technologies, Inc., et al., No. 01 CV 10976. The principal allegation in the lawsuit is that the defendants participated in a scheme to manipulate the initial public offering and subsequent market price of our stock by knowingly assisting the underwriters’ requirement that certain of their customers had to purchase stock in a specific initial public offering as a condition to being allocated shares in the initial public offerings of other companies. The purported plaintiff class for the lawsuit is comprised of all persons who purchased our stock from March 17, 2000 through December 6, 2000. The suit seeks rescission of the purchase prices paid by purchasers of shares of our common stock. On September 10, 2002, our counsel and counsel for plaintiffs entered into an agreement pursuant to which the plaintiffs dismissed, without prejudice, our former and current officers and directors from the lawsuit. In May 2003, a memorandum of understanding was executed by counsel for plaintiffs, issuer-defendants and their insurers setting forth terms of a settlement that would result in the termination of all claims brought by plaintiffs against the issuer-defendants and individual defendants named in the lawsuit. In August 2003, our Board of Directors approved the settlement terms described in the memorandum of understanding. In May 2004, we signed a settlement agreement on behalf of TippingPoint Technologies, Inc. and our current and former directors and officers with the plaintiffs. This settlement agreement formalizes the previously approved terms of the memorandum of understanding and, subject to certain conditions, provides for the complete dismissal, with prejudice, of all claims against us and our current and former directors and officers. Any direct financial impact of the settlement is expected to be borne by our insurers. The settlement is subject to numerous conditions, including final approval by the court. There can be no assurance that such conditions will be met or that the court will approve the terms of the settlement agreement. If the court rejects the settlement agreement, in whole or in part, or the settlement does not occur for any other reason and the litigation against us continues, we intend to defend this action vigorously, and to the extent necessary, to seek indemnification and/or contribution from the underwriters in our initial public offering pursuant to our underwriting agreement with them. However, there can be no assurance that indemnification or contribution will be available to us or enforceable against the underwriters.

At this time, we are not involved in any other legal proceedings that our management currently believes would be material to our business, financial condition or results of operations. We could be forced to incur material expenses with respect to these legal proceedings, and in the event there is an outcome in any proceeding that is adverse to us, our financial position and prospects could be materially harmed.

(5) Business Segment and Revenue Information

We operate in one business segment, the sale of network security systems. For the three months ended October 31, 2004, the percentage of revenues attributable to sales to customers in the United States and the rest of the world was approximately 82% and 18%. For the nine months ended October 31, 2004, the percentage of revenues attributable to sales to customers in the United States and the rest of the world was approximately 86% and 14%, respectively. There were no international sales during the three and nine months ended October 31, 2003.

(6) Discontinued Operations

As of October 31, 2004 and January 31, 2004, we had accrued costs of approximately $1.4 million associated with the discontinued operations that we estimated we would incur in future periods, which costs primarily consist of estimated legal fees and other costs. Any differences between these estimates and the actual amounts incurred in future periods will change the estimated net loss from discontinued operations accordingly.

(7) Reclassifications

We have reclassified certain amounts in prior years to conform to current year presentation.